[LEGG MASON WOOD WALKER, INCORPORATED LETTERHEAD]







                            September 10, 1997



Board of Directors
CTA INCORPORATED
6116 Executive Boulevard
Suite 800
Rockville, Maryland  20852

Members of the Board:

     You have requested our opinion (the "Opinion") as to the fair market value of minority holdings of Common Stock of CTA INCORPORATED ("CTA" or the "Company") as of June 30, 1997. We understand that the Company intends to use the Opinion for the purpose of contributing common stock to an employee stock plan.

     In rendering our Opinion we have, among other things:

     (i) reviewed the audited financial statements of CTA for each of the five years ended December 31, 1992 through December 31, 1996;

     (ii) reviewed the unaudited financial statements of CTA for the six months ended June 30, 1996 and 1997;

     (iii) reviewed certain other information relating to the business, earnings, cash flow, assets and prospects of the Company;

     (iv) reviewed contract backlog data and contract profiles prepared by management;

     (v) reviewed certain data regarding the financial performance and market valuation of selected public companies we deemed to be engaged in operations similar to those of CTA;

     (vi) reviewed data relating to recent merger and acquisition activity in relevant industry classifications; and

     (vii) met with senior management of CTA to discuss the operating performance and future prospects of the Company.

     We have relied without independent verification on information supplied to us by CTA and its employees, representatives and independent public accountants as well as information available from generally recognized public sources and, accordingly, do not assume responsibility for the accuracy or completeness of such information. Additionally, we have not made an appraisal of any assets of CTA. Our Opinion herein is necessarily based upon conditions and circumstances as they exist, have been disclosed to us and can be evaluated as of the date hereof.

     In recommending a 17.5% Discount Factor for the minority holdings of CTA Common Stock we note that while there is no active trading market for the Common Stock, there have been limited treasury stock purchases by the Company, its Employee Stock Option Plan and employees of CTA.

     Based upon our analysis of the foregoing and upon such other data as we have considered relevant to our analysis, it is our Opinion that the fair market value of minority holdings of CTA Common Stock of CTA INCORPORATED falls in a range of $8.60 per share to $11.60 per share as of June 30, 1997, with an expected value of $10.10 per share.

                          Very truly yours,

                          LEGG MASON WOOD WALKER, INCORPORATED



                          By:_______/S/SCOTT R. COUSINO_________
                                   Scott R. Cousino
                                   Managing Director